SCHEDULE 14A

                     Information Required in Proxy Statement

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [ X ]

Filed by a Party other than the Registrant [    ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement            [ ]   Confidential, for Use of the
[X]    Definitive Proxy Statement                  Commission Only (as permitted
[ ]   Definitive Additional Materials              By Rule 14A-6(e)(2))
[ ]   Soliciting Material Pursuant
[ ]   to Rule 14a-11(c) or Rule 14a-12

                                   Nyfix, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]    No fee required.

[   ]    Fee  computed on table below per  Exchange  Act Rules  14a-6(I)(4)  AND
         0-11.

         A.    Title of each class of securities to which transaction applied:

         B.    Aggregate number of securities to which transaction applies:

         C. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         D.    Proposed maximum aggregate value of transaction:

         E.    Total fee paid:

[  ]     Fee paid previously with preliminary materials.

[  ]     check box if any part of the fee is offset as provided by Exchange  Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         A.    Amount Previously Paid:

         B.    Form, Schedule or Registration Statement No.:

         C.    Filing Party:

         D.    Date Filed:

                                   NYFIX, INC.
                              Stamford Harbor Park
                                333 Ludlow Street
                               Stamford, CT 06902

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  June 5, 2000


To the Shareholders of NYFIX, INC.

            NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of NYFIX, Inc. (the "Company") will be held on Monday, June 5, 2000 at 10:00 A.M. local time, at Stamford Harbor Park, 333 Ludlow Street, Stamford, CT 06902 for the following purposes:

            1. To elect four (4) Directors to the Board of Directors to a one year term;

            2. To approve the amendment to the Company's Amended and Restated 1991 Incentive and Nonqualified Stock Option Plan (the "Plan") whereby the total number of shares of the Company's Common Stock available for issuance under the Plan will be increased to 6,625,000 shares from 5,625,000.

            3. To ratify the appointment of Deloitte & Touche LLP as auditors of the Company for the year ended December 31, 2000;

            4. To consider and act upon such other business as may properly come before the Meeting or any adjournment thereof.

            The Board of Directors has fixed the close of business on April 21, 2000 as the record date for the Meeting. Only shareholders of record on the stock transfer books of the Company at the close of business on that date are entitled to notice of, and to vote at, the Meeting.

                                             By Order of the Board of Directors.




                                             Richard A. Castillo
                                             Secretary

Stamford, Connecticut
May 1, 2000

                              2000 PROXY STATEMENT

                                 --------------

                                   NYFIX, INC.
                              Stamford Harbor Park
                                333 Ludlow Street
                               Stamford, CT 06902

                                 --------------

                         ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON MONDAY, JUNE 5, 2000

            This Proxy Statement is furnished to shareholders of NYFIX, Inc., a New York corporation (the "Company"), in connection with the solicitation, by order of the Board of Directors of the Company, of proxies to be voted at the Annual Meeting of Shareholders to be held on June 5, 2000 at 10:00 A.M., Local Time, at the principal executive offices of the Company located at Stamford Harbor Park, 333 Ludlow Street, Stamford, CT 06902. The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. This Proxy Statement and enclosed proxy card will be first mailed to the shareholders of the Company on or about May 9, 2000, accompanied by the Company's Annual Report for the year ended December 31, 1999, and the Company incorporates the contents of such report herein by reference thereto.

            As indicated in the Notice of Annual Meeting of the Shareholders, the Meeting has been called to 1) elect four (4) Directors to the Board of Directors for the ensuing year and 2) increase the Company's available stock option grants by a total of one million shares (3) ratify the appointment of Deloitte & Touche LLP as auditors of the Company for the year ended December 31, 2000 and (4) consider and act upon such other business as may properly come before the Meeting or any adjournment thereof.

                            PROXIES AND VOTING RIGHTS

            Shareholders of record at the close of business on April 21, 2000 (the "Record Date") are entitled to notice of and to vote at the Meeting. The voting securities of the Company outstanding on the Record Date consisted of 24,434,137 shares of common stock, par value $.001 (the "Shares"), entitling the holders thereof to one vote per Share. There was no other class of voting securities of the Company outstanding on such date. All Shares have equal voting rights. A majority of the outstanding Shares present in person or by proxy is required for a quorum.

            All proxies delivered pursuant to this solicitation may be revoked by the person executing the same by notice in writing received at the office of the Company at any time prior to exercise. If not revoked, the Shares represented thereby will be voted at the Meeting. All proxies will be voted in accordance with the instructions specified thereon. If no specification is indicated on the proxy, the Shares represented thereby will be voted (i) FOR the election of the persons nominated as Directors and (ii) FOR an increase of one million shares in the Company's available stock option grants under the plan and
(iii) FOR the appointment of Deloitte & Touche LLP as auditors of the Company for the year ended December 31, 2000 and (iv) at the discretion of the proxy holders on any other matters that may properly come before the Meeting. The Board of Directors does not know of any matters to be considered at the Meeting other than the election of directors.

            Broker "non-votes" and the Shares as to which a shareholder abstains are included for purposes of determining whether a quorum of Shares is present at a meeting. A broker "non-vote" occurs when a nominee holding Shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Neither broker "non-votes" nor abstentions are included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition in such tabulations.

            All expenses in connection with the solicitation will be borne by the Company. It is expected that the solicitation will be made primarily by mail, but regular employees or representatives of the Company may also solicit proxies by telephone, telegraph or in person, without additional compensation. The Company will, upon request, reimburse brokerage houses and persons holding Shares in the names of their nominees for their reasonable expenses in sending proxy material to their principals.

            WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL IN, DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE THAT IS PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                               SECURITY OWNERSHIP

            The following table sets forth information concerning ownership of the Company's Shares, as at the Record Date, by (i) each person known by the Company to be the beneficial owner of more than five percent of the Shares, (ii) each director and nominee for election as a director, (iii) each of the executive officers named in the executive summary compensation table and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, each shareholder has sole voting power and sole dispositive power with respect to the indicated Shares.

                                                                 Shares
                                                             Beneficially
    Name and Address of Beneficial Owner                          Owned           Percentage of Class (*)
    ------------------------------------                     ------------         -----------------------

Peter Kilbinger Hansen                                        2,024,663 (1)                  8.3%
333 Ludlow Street
Stamford, CT  06902

Jerome Belson                                                 1,615,500                      6.6%
495 Broadway 6th Floor
New York, NY  10012

Carl E. Warden                                                777,690                        3.2%
1516 Country Club Drive
Los Altos, CA  94024

Lars Kragh                                                    759,713 (2)                    2.4%
333 Ludlow Street
Stamford, CT  06902

Richard A. Castillo                                           22,500                           **
333 Ludlow Street
Stamford, CT 06902

Dean G. Stamos                                                0                                0
100 Wall Street 21st Floor
New York, NY 10005

All Executive Officers and Directors as a Group (6 persons)  3,412,440                      14.0%

--------------------------------------

*    - Based upon 24,434,137 shares outstanding on April 21, 2000.
**   - Less than 1% of outstanding common stock.

(1) -Includes 56,250 warrants and 343,125 options to purchase the Company's Common Stock held by Mr. Hansen all of which are exercisable within 60 days hereof.

(2) -Includes 109,125 shares issuable upon exercise of options within 60 days hereof.


                                   MANAGEMENT

       The directors and executive officers of the Company are as follows:

Name                         Age      Position
----                         ---      --------

Peter Kilbinger Hansen       39       President, Chief Executive Officer,
                                       Chairman and Director

Richard A. Castillo          42       Chief Financial Officer and Secretary

Lars Kragh                   39       Executive Vice President-Research and
                                       Development

Dean Stamos                  34       Executive Vice President and President
                                       NYFIX Millennium, L.L.C. and nominee for Director

Dr. John H. Chapman          56       Director

Carl E. Warden               61       Director
--------------------

The  Principal   Occupation   for  the  Past  Five  Years  and  Current   Public
Directorships of the executive officer's and directors are as follows:

Peter Kilbinger Hansen, the founder of the Company, has served as its President, Chief Executive Officer, and Chairman of the Board of Directors since the commencement of the Company's operations in June 1991. Prior to founding NYFIX, Mr. Hansen served for three years as director of banking systems of Business Line A/S, a Danish company, where he installed more than 30 online telex-trading systems. Prior thereto, Mr. Hansen was for more than three years the Sales and Marketing Director for Mark Computer Systems, responsible for developing the business idea for and launching its turnkey network broker communication system. Mr. Hansen holds a degree in Economics from Neil's' Brock Business School of Copenhagen and an associated degree in economics from the Copenhagen University of Language and Economics.

Richard A. Castillo joined NYFIX, Inc. as Chief Financial Officer and Secretary in November 1998. Prior to that, he held positions in long-term financial management roles involving strategic planning, business analysis and operations responsibility. Mr. Castillo served a ten year tenure with American Airlines where, in addition to budgetary responsibilities, he was directly involved in significant logistical and operational functions. One of Mr. Castillo's most significant roles at American Airlines was that of Controller for the Dallas Fort Worth and Chicago Airports, which combined represented a $500 million operation. Prior to that, Mr. Castillo spent six years with Datapoint, a pioneer in networking technology. Mr. Castillo, a Certified Public Accountant, earned a Masters of Business Administration in Finance and Marketing from the University of Texas and a Bachelor of Business Administration in Accounting from the University of Texas at San Antonio.

Lars Kragh, Executive Vice President, Research and Development, has been with the Company since its inception in 1991. Mr. Kragh is directly involved in all research and development of the Company's products. Prior to joining NYFIX, Mr. Kragh developed turnkey network systems for banking involving numerous system integrations with global market data providers. Mr. Kragh also developed an accounting and ticketing system for SAS-Airlines and a substantial turnkey PC Network Communication System for the shipping industry. In total, Mr. Kragh has developed software for turnkey integrations that are utilized in the daily operations of more than 300 international companies in Europe, the Far East and the United States. Mr. Kragh earned a Masters of Science in Electrical Engineering from the Danish University of Technology.

Dean Stamos, Executive Vice President of NYFIX, Inc. and President of NYFIX Millennium, L.L.C. joined the Company in August 1999. Mr. Stamos comes to the Company with ten years of trading and management experience, most recently as Director of Execution Services at SG Cowen Securities. In that role, Mr. Stamos focused on management both in strategic and operating roles, overseeing all of that firm's execution services division including floor operations on the domestic regional equity and options exchanges. Prior to that, Mr. Stamos was Regional Manager of Herzog, Heine, Geduld, Inc., where he headed execution services for the Boston and San Francisco Exchanges. Mr. Stamos also served as Exchange Floor Manager for the Boston Stock Exchange for Cowen & Company and was a regional exchange specialist on the Boston Stock Exchange. Mr. Stamos has served on several industry committees, including the Transaction Auditing Group
(TAG) Advisory Board, the Boston Stock Exchange Fee Committee and the SG Cowen Order Routing Committee.

Dr. John Haven Chapman has served as a Director of the Company since May 1992. Dr. Chapman serves as Chairman on the Audit Committee and a member of the Compensation Committee of the Board of Directors. Dr. Chapman has over 20 years experience in the computer and telecommunication industries, and presently serves as General Partner of Dignitas Partners LLC, a strategic ventures firm. His industry experience has included executive positions at Xerox Corporation and Gartner Group, and he has served as an Executive Director and is a Research Fellow of the Columbia Institute of Tele-Information at Columbia University. Dr. Chapman is also Managing Director of the Law & Economics Group in Stamford, CT. In addition, he is Counsel to the Computer and Communications Industry Association, an international trade organization based in Washington, D.C. Dr. Chapman received his Engineering and English degrees from Brown University, his MBA in Management and Finance from the University of Southern California, a Juris Doctor Degree from Boston University School of Law, and his Ph.D. and M.Phil in Business Economics and Public Policy from Columbia University.

Carl E. Warden has served as a Director of the Company since August 1993. Mr. Warden serves as Chairman of the Compensation Committee and a member of the Audit Committee of the Board of Directors. For more than five years, Mr. Warden has been a self-employed private investor. Mr. Warden received his BBA from the Freeman School of Business at Tulane University.

None of the Directors or Executive Officers has been involved in material legal proceedings during the last five years in which he has been a party adverse to or has had a material interest adverse to the Company.

                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

            The By-Laws of the Company (the "By-Laws") provide that the Company shall have not less than two nor more than seven directors, with the exact number to be fixed by the Board of Directors of the Company from time to time. The Board of Directors of the Company presently consists of five members. A total of four directors will be elected at the Meeting to serve, subject to the provisions of the By-Laws of the Company, until the next annual meeting of the Shareholders and until the election and qualification of their successors or until their prior death, resignation or removal. Mr. Craig M. Shumate, who served as director during 1999, has decided to retire at the end of this term and the Company has elected not to nominate a replacement at this time. All nominees are currently directors of the Company. Management has no reason to believe that any of the nominees will be unable or unwilling to serve as a director, if elected. Should any nominee not be a candidate at the time of the Meeting (a situation which is not now anticipated), proxies may be voted in favor of the remaining nominees and may also be voted for a substitute nominee selected by the Board of Directors.

            The names of the nominees for director are John H. Chapman, Peter K. Hansen, Dean Stamos and Carl E. Warden.

            See "Management" for information regarding each of the nominees for director.

            The Board of Directors of the Company recommends a vote FOR the above-named nominee directors of the Company. The proxy enclosed herewith will be voted FOR the above-named nominee directors of the Company unless the shareholder specifically votes against any or all of the nominee directors, or abstains from voting on this matter.

Directors Meetings and Compensation

            The Board of Directors meets on a regularly  scheduled basis and met six times during 1999. The Board of Directors has assigned certain responsibilities to committees. The Audit Committee, which met once during 1999, reviews, analyzes and makes recommendations to the Board of Directors with respect to the Company's accounting policies, controls and statements and coordinates with the Company's independent public accountants. In December of 1999 the SEC Blue Ribbon committee issued requirements and deadlines associated with these requirements for Audit Committees. The Company expects to be in full compliance on or before these deadlines. The members of the Audit Committee currently are John H. Chapman (Chairman), Craig M. Shumate and Carl E. Warden. At this time, the Company has not nominated a replacement for Mr. Shumate. The Compensation Committee, which met once during 1999, determines the amounts and types of remuneration to be paid to management employees. The members of the Compensation Committee are Carl E. Warden (Chairman), Peter K. Hansen and John
H. Chapman. From time to time, the members of the Board of Directors act by unanimous written consent pursuant to the laws of the State of New York.

            As compensation for their services as members of the Board of Directors for 1997 and 1998, and pursuant to a formula plan, each Board Member received warrants to purchase Common Stock of the Company. The warrants (exercisable into an aggregate of 60,000 shares of Common Stock) vest in two equal portions on December 31, 1997 and 1998, so long as the director completes service for such respective years. No director compensation was granted in 1999.

                             EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

            The following table provides certain information, for the years ended December 31, 1999, 1998 and 1997, respectively, concerning compensation awarded to, earned by or paid to the chief executive officer of the Company and
(ii) the three most highly compensated executive officers of the Company other than the CEO whose salary and bonus exceeded $100,000 with respect to the fiscal year ended December 31, 1999 and who were employed by the Company on December 31, 1999 (the "Named Executive Officers"). Other than the CFO, Executive Vice President - Research and Development and Executive Vice President and President of NYFIX Millennium L.L.C. of the Company, no other executive officer received compensation in excess of $100,000 for the periods presented below. On March 14, 2000, the Company announced a 3 for 2 stock split in the form of a 50% stock dividend to all shareholders of record on March 24, 2000, payable on April 4, 2000. All shares listed below have been adjusted for this stock split.

                           SUMMARY COMPENSATION TABLE


                                                                                        Long-Term
                                                 Annual Compensation                   Compensation
                                                 -------------------                   ------------

                                                                   Other Annual         Securities           All Other
              Name and                      Salary       Bonus     Compensation     Underlying Options     Compensation
         Principal Position      Year        ($)          ($)           ($)              (Shares)            ($) (c)
         ------------------      ----        ---          ---           ---              --------            -------

Peter K. Hansen,                 1999      $134,519        -             -              67,500 (b)           $1,580
President                        1998      $115,000        -        $ 6,075 (a)             -                $1,732
                                 1997      $115,000        -        $57,900 (a)        562,500 (d)           $1,300

Richard A. Castillo,             1999     $ 115,000        -        $ 7,500 (e)         11,250 (f)              -
Chief Financial Officer          1998      $ 11,058        -        $ 7,500 (e)          67,500 (g)             -
                                 1997        N/A

Lars Kragh,                      1999      $121,815      $1,000                         56,250 (h)           $1,117
Executive Vice President -       1998      $110,000      $5,000                             -                $1,031
Research and Development         1997      $100,000      $2,000                        225,000 (i)            $ 896

Dean Stamos,                     1999      $100,916                                    337,500 (j)
Executive V.P. & President       1998        N/A
NYFIX Millennium L.L.C.          1997        N/A

(a) - Represents sales commissions.
(b) - Represents  67,500  options  which vest on April 13, 2000
(c) - Represents car allowance
(d) - Represents 562,500 options which vest ratably over five years at 112,500 per annum beginning on January 3, 1998

(e) - Represents relocation allowance
(f) - Represents 11,250 options which vest on August 2, 2000
(g) - Represents 67,500 option which vest ratably over three years at 22,500 per annum beginning at November 4, 1999
(h) - Represents 2,250 options which vest on April 13, 2000 and 54,000 options which vest ratably over three years at 18,000 per annum beginning on June 1, 2000

(i) - Represents 225,000 options which vest ratably over five years at 45,000 options per annum beginning on January 3, 1998

(j) - Represents 112,500 options which vest ratably over three years at 37,500 per annum beginning at August 2, 2000. In addition, 112,500 options vest no later than December 31, 2000 and 112,500 vest on December 31, 2001. The vesting of these options is contingent upon the achievement of certain earnings performance-based criteria and revenue goals related to NYFIX Millennium, LLC ("Millennium")

Stock Option Grants

            The following table provides information with respect to the Named Executive Officers concerning grants of stock options during the year ended December 31, 1999.

                          OPTION GRANTS IN FISCAL 1999

                                           Percentage of
                                           Total Options
                                            Granted to
                          Number of        Employees in     Per Share
   Name                Options Granted      Fiscal 1999    Exercise Price   Expiration Date
   ----                ---------------      -----------    --------------   ---------------

Peter K. Hansen           67,500(1)             4.7%           $3.30          April 13, 2004
Richard A. Castillo       11,250(2)             0.8%           $6.945         August 2, 2009
Lars Kragh                2,250(3)              0.2%           $3.00          April 13, 2009
Lars Kragh                54,000(4)             3.7%           $6.555          June 1, 2009
Dean G. Stamos           337,500(5)             23.3%          $6.945         August 2, 2009

(1) Represents options to purchase the Company's Common Stock granted on April 13, 1999 at 110% of their then fair market value. The options granted vest on April 13, 2000. According to the "Amended and Restated 1991 Incentive and Nonqualified Stock Option Plan" an individual who possesses more than ten percent of the total combined voting power al all classes of stock of the Company is subject to a purchase price of not less than one hundred ten percent of the fair market value of such stock on the date the option is granted. The duration of the stock option is five years from the date of grant for ten percent holders.
(2) Represents options to purchase the Company's Common Stock granted on August 2, 1999 at their then fair market value. The options granted vest on August 2, 2000.
(3) Represents options to purchase the Company's Common Stock granted on April 13, 1999 of their then fair market value. The options granted vest
            1,125 each year beginning on April 13, 2000.
(4) Represents options to purchase the Company's Common Stock granted on June 1, 1999 of their then fair market value. The options granted vest 18,000 each year beginning on June 1, 2000.
(5) Represents options to purchase the Company's Common Stock granted on August 2, 1999 at their then fair market value. The options granted vest 37,500 each year for three years beginning on August 2, 2000. In addition, 112,500 options vest no later than December 31, 2000 and 112,500 vest on December 31, 2001. The vesting of these options is contingent upon the achievement of certain earnings performance-based criteria and revenue goals related to Millennium.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL PERIOD,
                        AND FISCAL YEAR-END OPTION VALUES

                                                                          Number of
                               Number of Shares                     Securities Underlying         Value of Unexer1cised
                                  Acquired on                        Unexercised Options at       In-the-Money Options
                                                    Value              December 31, 1999          December 31, 1999 (1)
             Name                  Exercise       Realized           (E)             (U)           (E)             (U)
             ----                  --------       --------           ---             ---           ---             ---

Peter K. Hansen
            Options                   --              --           275,625         405,000      $4,637,344      $6,696,000
            Warrants                16,875      $   98,438          37,500            --        $  890,750            --

Richard A. Castillo
            Options                 22,500      $  383,750            --            56,250            --        $  845,938

Lars Kragh
            Options                   --              --            90,000         191,250      $1,522,500      $2,987,063

Dean G. Stamos
            Options                   --              --              --           337,500            --        $4,040,625

----------------
            (E) - Exercisable
            (U) - Unexercisable
            (1) - Based on the  December  31, 1999  closing  price of  $28.375as reported by AMEX.

Employment Agreement

            In January 1991, the Company entered into a five-year employment agreement with Peter Kilbinger Hansen, its President. The agreement called for a base salary of $114,000 for the first year, with such base salary to be review on an annual basis thereafter by the Compensation Committee of the Board of Directors. Effective June 7, 1999 the board of directors approved an increase in Mr. Hansen's base salary from $115,000 to $150,000. In addition, Mr. Hansen is entitled to receive a sales commission on the gross sales of any products of the Company which are sold through his direct sales efforts, which is equivalent to the normal sales commission paid to all Company commission employees. During the years ended December 31, 1999, 1998 and 1997, Mr. Hansen earned commissions of $0, $6,075 and $57,900, respectively. In the event Mr. Hansen is terminated by the Company without cause, he is entitled to receive an amount equal to four times his then current base salary and prorated payment of any bonus, cash or stock earned.

1999 Compensation Committee Report on Executive Compensation:

         General

         The Compensation Committee determines the cash and other incentive compensation, if any, to be paid to the Company's executive officers and key
employees.   Messrs.  Warden,  Hansen  and  Chapman  serve  as  members  of  the
Compensation Committee. The Compensation Committee is responsible for the administration and award of stock options under the Company's Amended and Restated Incentive and Nonqualified Stock Option Plan. Both Messrs. Chapman and Warden are non-employee directors of the Company, as defined under Rule 16b-3 of the 1934 Exchange Act, as amended. Mr. Warden serves as Chairman of the Compensation Committee. The Compensation Committee met once during the fiscal year ended December 31, 1999.

         Compensation Philosophy

         The Compensation Committee's executive compensation philosophy is to base management's pay, in part, on achievement of the Company's annual and long-term performance goals, to provide competitive levels of compensation, to recognize individual initiative, achievement and length of service to the Company, and to assist the Company in attracting and retaining qualified management. The Compensation Committee also believes that the potential for equity ownership by management is beneficial in aligning management's and stockholders' interests in the enhancement of stockholder value. The Company has not established a policy with regard to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

         Salaries

         Base salaries for the Company's executive officers are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent, including a comparison of base salaries for comparable positions at other comparable companies. Base salary compensation of executive officers is reviewed annually by the Compensation Committee, and recommendations of the Compensation Committee in that regard are acted upon by the Board of Directors. Annual salary adjustments are determined by evaluating the competitive marketplace; the performance of the Company; the performance of the executive; the length of the executive's service to the Company and any increased responsibilities assumed by the executive. The Company places itself between the low and medium levels in determining salaries compared to the other comparable businesses.

         Stock Option and Other Plans

         The Company awarded Messrs. Hansen, Castillo, Kragh and Stamos options to purchase 67,500, 11,250, 56,250 and 337,500 shares of common stock, respectively, in 1999. The exercise prices for the options ranged from $3.00 to $6.945. It is the philosophy of the Compensation Committee that stock options should be awarded to employees of the Company to promote long-term interests between such employees and the Company's stockholders through an equity interest in the Company and assist in the retention of such employees. The Compensation Committee also considered the amount and terms of options previously granted to executive officers. The Compensation Committee believes the potential for equity ownership by management is beneficial in aligning management's and stockholders' interest in the enhancement of stockholder value. Participation in incentive plans is offered, pursuant to their terms, to provide incentive to executive officers to contribute to corporate growth and profitability.

         Mr. Hansen was the Company's President in 1999, with an annual salary of $134,519. Mr. Castillo was Chief Financial Officer of the Company in 1999 with an annual base salary of $115,000. As described in the Employment Agreements section above, Mr. Hansen's annual base salary is determined by contract. In determining such amount, the Board of Directors considered the responsibilities performed by Mr. Hansen as President of the Company, his performance in managing and directing the Company's operations, his efforts in assisting the Company to improve its capital base and financial condition, a competitive assessment of survey data of other comparable companies as it relates to the Company's performance versus other comparable companies, and the evaluation of the other factors described in "Salaries" above.

         Compensation Committee: Carl E. Warden (Chairman), Peter K. Hansen, and John H. Chapman.

         Common Stock Performance: The following graph compares, for each of the fiscal years indicated, the yearly percentage change in the Company's cumulative total stockholder return on the Company's common stock with the cumulative total return of a) the Standard and Poor's Index, a broad equity market index, and b) the Nasdaq Computer & Data Processing Index.


                              [PERFORMANCE CHART]

                            1994     1995    1996    1997    1998   1999
S&P 500 Index              100.00     138     169     226     290    351
NYFIX, INC.                100.00     216     189     326     379  1,792
Nasdaq Computer &          100.00     152     188     231     412    871
Data Processing Index

         There can be no assurance that the Common Stock's performance will continue with the same or similar trends depicted in the graph above.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

            On December 13, 1999, Richard A. Castillo exercised 22,500 common stock options, at an exercise price of $3.11 per share, by signing promissory note payable to the Company for $70,000. The note bears interest at the annual rate of 6%. The related amounts outstanding from Mr. Castillo at December 31, 1999 were $70,219 and $712 of advances receivable.

            On June 30, 1999, Peter Kilbinger Hansen exercised 16,875 common stock warrants at an exercise price of $1.00 per share, by signing a promissory note payable to the Company for $16,875. The note bears interest at the annual rate of 6%. The related amounts outstanding from Mr. Hansen at December 31, 1999 were $17,388. At December 31, 1999, the Company had $50,000 receivable from Mr. Hansen relating to an earlier exercise of 112,500 stock options and $141,798 of advances receivable.

            On March 30, 1999, the Board of Directors formally approved the second amendment to the Amended and Restated 1991 Incentive and Nonqualified Stock Option Plan. Under this amendment, the number of options reserved for issuance has been increased from 1,500,000 shares to 2,500,000 shares of common stock. This amendment was approved at the Company's Annual Meeting of Shareholders held on June 7, 1999. In connection with the aforementioned stock split paid on November 15, 1999, the number of shares reserved for issuance was increased to 3,750,000. On March 14, 2000, the Company announced a 3 for 2 stock split in the form of a 50% stock dividend to all shareholders of record on March 24, 2000, payable on April 4, 2000. As a result of this stock dividend the number of shares reserved for issuance has been increased to 5,625,000.

            On July 13, 1998, the Company entered into a three year $3 million line of credit agreement (the "Agreement") with a financial institution. The debt is personally secured by Jerome Belson, a beneficial owner of more that 5% of Company stock and Peter Kilbinger Hansen, the Company's president. In consideration for securing the Agreement, Mr. Belson and Mr. Hansen received 337,500 and 56,250 warrants respectively, to purchase the Company's common stock at $2.83 per share, which was the market value of the Company's common stock on the date such warrants were issued.

            On December 30, 1997, Peter Kilbinger Hansen and Lars Kragh, Vice President - Research and Development, exercised 258,750 and 168,750 common stock warrants, respectively, at an exercise price of $0.89 per share, by signing promissory notes payable to the Company for $230,000 and $150,000 respectively. The notes bear interest at the annual rate of 6%. The related amounts outstanding from Mr. Hansen and Mr. Kragh at December 31, 1999 were $257,676 and $168,049, respectively. At December 31, 1999, the Company had $1,000 of advances receivable from Mr. Kragh.


     PROPOSAL NO. 2 - APPROVAL OF AMENDMENT TO THE AMENDED AND RESTATED 1991
                  INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN

            The Board of Directors proposes that the Amended And Restated 1991 Incentive And Nonqualified Stock Option Plan Amendment (the "Plan Amendment"), whereby the number of Shares reserved for issuance pursuant to the exercise of options granted under the Plan will be increased from 5,625,000 Shares of Common Stock to 6,625,000 Shares of Common Stock, be approved.

            On February 12, 1996 the Board of Directors of NYFIX, Inc. adopted certain amendments to the Company's 1991 Incentive Stock Option Plan. The Amended And Restated 1991 Incentive And Nonqualified Stock Option Plan (the "Plan") was approved at the 1996 Annual Meeting of Shareholders. The number of shares available under the plan was increased to 2,500,000 at the 1999 Annual Meeting of Shareholders. The number of shares available under the plan was increased to 3,750,000 as a result of a 50% stock dividend issued on November 15, 1999. These plan shares were further increased to 5,625,000 on April 4, 2000 as a result of another 50% stock dividend. On March 29, 2000 at a Regular meeting of the Board of Directors, the Board voted to increase the number of Shares reserved for issuance under the Plan to 6,625,000 Shares of Common Stock. Shares of Common Stock may be issued under the Plan upon exercise of incentive stock options, as defined in Section 422 of the Internal Revenue Code (the "Code"), and nonqualified stock options.

            The Plan is intended to assist the Company in securing and retaining key employees and non-employee directors by allowing them to participate in the ownership and growth of the Company through the grant of incentive and nonqualified stock options. The granting of such options serves as partial consideration for and gives key employees and non-employee directors an additional inducement to remain in the service of the Company and its subsidiaries and provides them with an increased incentive to work towards the Company's success.

            The Board of Directors believes it is in the Company's and its shareholders best interests to approve the Plan amendment because it would (i) allow the Company to continue to grant options under the Plan which facilitates the benefits of additional incentive inherent in the ownership of Common Stock by key employees and non-employee directors and help the Company retain the services of key employees and non-employee directors and (ii) enable compensation received under the Plan to qualify as "performance-based" for purposes of Section 162(m) of the Code.

            The Plan currently authorizes the issuance of a maximum of 5,625,000 Shares of Company Common Stock pursuant to the exercise of options granted thereunder. As of the date hereof, stock options to purchase 5,529,275 Shares of Common Stock, at exercise prices ranging from $0.44 to $27 per share, vesting over a one-to- three year period have been granted under the Plan, of which 1,698,002 have lapsed or have been exercised. No options have been heretofore granted subject to shareholder approval of the Plan Amendment. Options to purchase 230,568 Shares of Common Stock were exercised in 1999 and in 2000 through the Record Date. Options to purchase 4,605,448 Shares of Common Stock were outstanding as of the date hereof. During the last completed calendar year and through the Record Date, options to purchase Shares of Common Stock have been granted pursuant to the Plan to (i) the Named Executive Officers, (ii) all current executive officers as a group and (iii) all employees, including all current officers who are not executive officers, as a group, as follows:

                                  PLAN BENEFITS

                                                    Number of Options (1) (2)
Named Executive Officers                                     472,500
Executive Officers                                           472,500
Non-executive Director Group                                      -
Non-executive Officer Employee Group                       2,824,350

(1) On the record date, the last reported sales price of the Common Stock as reported on the AMEX was $28.25 per share.
(2) Information contained in this table is duplicative information contained in "Executive Compensation" and does not signify additional grants of options to purchase Shares of Common Stock.

Administration

            The  Plan  is  administered  by  the  Compensation   Committee  (the
"Compensation Committee"), consisting of members of the Board of Directors appointed by the Board of Directors. The Compensation Committee will select individuals who will be granted options to purchase Shares of Common Stock under the Plan and, subject to the provisions of the Plan, will determine the terms and conditions and number of Shares of Common Stock subject to each such option. The Compensation Committee will also make any other determinations necessary or advisable for the administration of the Plan. The Plan will terminate on June 23, 2001, but may be terminated by the Board of Directors at any time before that date.

Options

            Upon the grant of an option to purchase Shares of Common Stock to an employee or non-employee director, the Compensation Committee will fix the number of Shares of the Company's Common Stock that the optionee may purchase upon exercise of such option and the price at which the Shares may be purchased. The option price for options shall not be less than 100% of the "fair market value" of the Shares of Common Stock at the time such option is granted; provided, however, that with respect to an incentive stock option in the case of an optionee, who, at the time such option is granted, owns more than 10% of the voting stock of the Company or its subsidiaries, then the purchase price per share shall be at least 110% of the fair market value. "Fair market value" is deemed to be the closing price of Shares of Common Stock on such date, on the AMEX. The aggregate fair market value of Shares of Common Stock (determined at the time the incentive option is granted) subject to incentive stock option plans of the Company, and of the Company's subsidiaries (if any), and that become exercisable for the first time by such key employee during any calendar year may not exceed $100,000. Payment of the exercise price for Shares of Common Stock subject to options may be made with cash; check or such other instrument as may be acceptable to the Company. In order to assist an option holder with the acquisition of Shares pursuant to the exercise of an option granted under the Plan, the Committee may, in its discretion and subject to the requirements of applicable statutes, rules and regulations, whenever, in its judgment, such assistance may reasonably be expected to benefit the Company, authorize, either at the time of the grant of the option or thereafter the extension of a loan to the option holder by the Company. The Committee shall determine the terms of any such loan, including the interest rate and other terms of repayment thereof.

Federal Income Tax Consequences

            Incentive Stock Options. Incentive Stock Options granted under the Plan are intended to be "incentive stock options" as defined by Section 422 of the Code. Under present law, the grantee of an incentive stock option will not realize taxable income upon the grant or exercise of the incentive stock option and the Company will not receive an income tax deduction either at such time. If the grantee does not sell the Shares acquired upon exercise of an incentive stock option within either (i) two years after the grant of the incentive stock option or (ii) one year after the date of exercise of the incentive stock option, the gain upon a subsequent sale of Shares will be taxed as long-term capital gain. If the grantee within either of the above periods, disposed of the Shares acquired upon exercise of the incentive stock option, the grantee will recognize as ordinary income an amount equal to the lesser of (i) the gain realized by the grantee upon such disposition or (ii) the difference between the exercise price at the fair market value of the Shares on the date of exercise. In such event, the Company would be entitled to a corresponding income tax deduction equal to the amount recognized as ordinary income by the grantee. The gain in excess of such amount recognized by the grantee as ordinary income would be taxed as a long-term capital gain or short-term capital gain (subject to the holding period requirements for long-term or short-term capital gain treatment).

            Unless the Shares subject to an incentive stock option are subject to a risk of forfeiture at the time the option is exercised, the exercise of the incentive stock option will result in the excess of the stock's fair market value on the date of exercise over the exercise price being included in the optionee's alternative minimum taxable income (AMTI). If the Shares are subject to a risk of forfeiture and are nontransferable, the excess described above will be included in the AMTI when risk of forfeiture lapses or the Shares become transferable, whichever occurs sooner. Liability for the alternative minimum tax is complex and depends upon an individual's overall tax situation. Before exercising an incentive stock option, a grantee should discuss the possible application of the alternative minimum tax with his/her tax advisor in order to determine the tax's impact.

            Non-Qualified Stock Options. Upon exercise of a non-qualified stock option granted under the Plan, or upon exercise of an incentive stock option that does not qualify for the tax treatment described above under "Incentive Stock Options," the grantee will recognize ordinary income in an amount equal the excess of fair market value of the Shares received over the exercise price of such Shares. That amount increases the grantee's basis in the stock acquired pursuant to the exercise of the non-qualified option. Upon subsequent sale of the stock, the grantee will incur short-term or long-term gain or loss depending upon his/her holding period for the Shares and upon the Shares' subsequent appreciation or depreciation in the value. The Company will be allowed a federal income tax deduction for the amount recognized as ordinary income by the grantee upon the grantee's exercise of the option.

            Summary of Tax Consequences. The forgoing outline is no more than a summary of the federal income tax provisions relating to the grant and exercise of options under the Plan and the sale of Shares acquired under the Plan. Individual circumstances may vary these results. The federal income tax laws and regulations are constantly being amended, and each participant should rely upon his/her own tax counsel for advice concerning the federal income tax provisions applicable to the Plan.

            The Board of Directors believes it is in the Company's best interests to approve the Plan Amendment which would allow the Company to continue to grant options under the Plan to secure for the Company the benefits of the additional incentive inherent in the ownership of Shares of the Company's Common Stock by key employees and non-employee directors and to help the Company secure and retain the services of key employees and non-employee directors and to enable compensation under the Plan to qualify as "performance-based" for purposes of Section 162(m) of the Code. The affirmative vote of the holders of record of a majority of the Shares of Common Stock present in person or by proxy at the Meeting is required for approval of the Plan Amendment.

RECOMMENDATION OF THE BOARD OF DIRECTORS

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PLAN AMENDMENT.

            The Company operates in a competitive environment and offers stock options as a means of compensation to employees. The increased number of Shares available for grant under the Plan will help to ensure that the Company will continue to be able to recruit and retain qualified employees who can contribute to the overall success of the Company and its shareholders.

                 PROPOSAL NO. 3 - INDEPENDENT PUBLIC ACCOUNTANTS

            The Board of Directors engaged Deloitte & Touche LLP ("Deloitte & Touche") on April 27, 2000 to serve as the independent public accountants of the Company for the current year ending December 31, 2000. Such firm has no other relationship to the Company. A representative of Deloitte & Touche is expected to attend the Annual Meeting, and such representative will have the opportunity to make a statement if he/she so desires and will be available to respond to appropriate questions from shareholders. The accounting firm of Arthur Andersen LLP ("Arthur Andersen") served as the Company's independent public accountants for each of the three years on the period ended December 31, 1999. The Audit Committee of the Company's Board of Directors approved a change in the Company's independent accountants for the year ended December 31, 2000, from Arthur Andersen to Deloitte & Touche, and Arthur Andersen was dismissed on April 21, 2000. The report of Arthur Andersen for each of the three years in the period ended December 31, 1999 contained no adverse opinions, disclaimer of opinion or qualification or modification as to uncertainty, audit scope or accounting principles. During each of the three years in the period ended December 31, 1999, there were no disagreements between the Company and Arthur Andersen on any accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Arthur Andersen would have caused it to make reference to the subject matter of the disagreement in connection with its report. No event described in paragraph (a)
(1) (v) of Item 304 of Regulation S-K has occurred within the Company for each of the three years in the period ended December 31 1999.


                              SHAREHOLDER PROPOSALS

            Proposals of shareholders intended for presentation at the next Annual Meeting of Shareholders and intended to be included in the Company's Proxy Statement and form of proxy relating to that meeting must be received at the offices of the Company no later than December 29, 2000.

                                  OTHER MATTERS

            The Board of Directors does not know of any matter, other than those described above that may be presented for action at the Meeting. If any other matter or proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter or proposal in accordance with their best judgment.

            The Annual Report for the year ended December 31, 1999, including financial statements, is being mailed herewith. If, for any reason, you did not receive your copy of the Annual Report, please advise the Company and another will be sent to you.

                                              By Order of the Board of Directors




                                              Richard A.Castillo
                                              Secretary
                                              NYFIX, Inc.

Stamford, Connecticut
May 1, 2000

                                   NYFIX, Inc.

              PROXY - Annual Meeting of Stockholders - June 5, 2000


The undersigned hereby constitutes and appoints PETER K. HANSEN, JOHN H. CHAPMAN, DEAN G. STAMOS, and CARL E. WARDEN, and each of them, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all of the shares of NYFIX, Inc. (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company, to be held at Stamford Harbor Park, 333 Ludlow Street, Stamford, Connecticut 06902, at 10 o'clock in the morning, Eastern Daylight Time, on Monday, June 5, 2000, and all adjournments thereof, upon the following matters:

                       (Continued, and to be signed and dated on the other side)

1. Election of Directors John H. Chapman, Peter K. Hansen, Dean G. Stamos and Carl E. Warden

  For all nominees       WITHHOLD            (INSTRUCTIONS: To withhold authority to
  listed (except as      AUTHORITY            vote for any individual nominee, write that
  marked to the          to vote for all      nominee's name on the space provided
  contrary.)             nominees listed.     below:)

  -----------            ------------         ----------------------------------

2. A proposal to ratify the appointment of Deloitte & Touche LLP as auditors of the Company for the year ended December 31, 2000.

    FOR                  AGAINST                 ABSTAIN
    -----                -----                   -----

3. To approve an amendment to the Company's Amended And Restated 1991 Incentive and Nonqualified Stock Option Plan (the "Plan") whereby the total number of shares of the Company's Common Stock available for issuance under the Plan will be increased to 6,625,000 shares from 5,625,000 shares.

    FOR                  AGAINST                 ABSTAIN
    -----                -----                   -----


THIS PROXY IS SOLICITED ON BEHALF OF THE MANAGEMENT
Dated: _____________________________, 2000

----------------------------------------
        (Signature of Shareholder)

----------------------------------------

Please sign, as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Joint tenants should both sign.